CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 56 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 11, 1999, relating to the financial statements and financial highlights appearing in the June 30, 1999 Annual Report to Shareholders of Colonial Municipal Money Market Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants of the Fund" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Boston, Massachusetts
October 15, 1999